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Exhibit 99.1

DRAFT—CONFIDENTIAL	Investor Contact:	Media Contact:
	Rich Paongo Investor Relations +1 (801) 947-3132 rpaongo@overstock.com	Scott Blevins Public Relations +1 (801) 947-3133 sblevins@overstock.com

OVERSTOCK.COM ANNOUNCES FIRST QUARTER 2003 RESULTS

Achieves revenue growth of 142% on revenues of $29.2 million
Reports net loss of $3.9 million
Settles Microsoft litigation (included in Q1 results)
Sells more than 600,000 books, CDs, movies and video games during the quarter

        SALT LAKE CITY, Utah—April 28, 2003—Leading Internet retailer Overstock.com, Inc. (Nasdaq: OSTK) today announced financial results for the first quarter ended March 31, 2003.

        For the quarter, Overstock.com® reported GAAP revenue of $29.2 million, a 142% increase over the $12.1 million recorded in the same period a year ago. GAAP net loss for the first quarter was $3.9 million or $0.26 loss per share compared to $3.0 million or $0.87 loss per share a year earlier. Overstock.com had cash and marketable securities of $42.5 million at quarter end, including $24.0 million in net proceeds from the follow-on offering which closed in February 2003, compared to $7.9 million a year earlier.

        Patrick M. Byrne, CEO of Overstock.com stated, "I am disappointed with these results. While we started off the quarter briskly, in the middle of the quarter we hit a patch of black ice. Following a record holiday season and profitable fourth quarter, the sizeable net loss this quarter is unsatisfactory and I apologize."

        Byrne continued, "Several factors contributed to the loss. Consumer behavior profoundly changed, starting in the last ten days of February and continuing throughout March. In an attempt to maintain sales momentum, I selectively cut prices on many products which led to lower margins and lower net income. In addition, some advertising programs became significantly less effective during the quarter as vendors made changes that dramatically reduced the value of their advertising product. I should have addressed this when the vendors made the changes instead of working it out over the course of the quarter."

        "Our general and administrative expenses were also too high due to increased headcount and legal expenses, and a substantial settlement amount paid to Microsoft." As previously announced, Overstock.com and Microsoft reached a settlement agreement on litigation concerning allegations of advertising unauthorized Microsoft software. The terms of the settlement are confidential. The Microsoft settlement is included in the Q1 net loss number.

        Byrne continued, "To address these issues, we have aggressively restructured future marketing programs to align these expenses with revenue; taken steps to significantly reduce our costs, including the 10% reduction in our workforce that I had postponed in January; and turned our focus to honing our marketing principles and technology to create personalized offerings on our web site and email campaigns."

        "On a positive sales note, customer response to our Books, Music, Movies and Video Games category has been remarkable. We sold more than 600,000 units from the department in the first quarter, the department's first full quarter of operation. We attribute the success of the category to our rapidly growing selection which recently surpassed 300,000 titles, discount pricing (200,000 books are priced 20% below Amazon.com), and the simple convenience of shopping on Overstock.com."

        Byrne concluded, "Going forward, we believe that the economy and global environment will continue to impact our sales. However, we believe that we have regained traction by adequately addressing our expenses and anticipate that we will have an improved bottom-line next quarter."

Key Financial and Operating Metrics

        GAAP total revenue—Overstock.com reported GAAP revenue of $29.2 million, a 142% increase over the $12.1 million recorded in the same period a year ago.

        GAAP gross profit—Overstock.com reported GAAP gross profit was $4.6 million, a 123% increase over the $2.1 million recorded in the same period a year ago.

        GAAP net loss—Overstock.com reported a GAAP net loss of $3.9 million or $0.26 loss per share compared to $3.0 million or $0.87 loss per share a year earlier.

        GAAP gross margins—First quarter GAAP gross margins were 16% compared to 17% for the same period last year.

        Gross merchandise sales—Gross merchandise sales (non-GAAP) were $52.3 million, a 138% increase over the $22.0 million recorded in the same period a year ago. Gross merchandise sales represents the gross sales price of all sales transactions, including those for which the company only records a commission under generally accepted accounting principles, and therefore differs from GAAP revenue. The following table reconciles total revenue to gross merchandise sales::

	Three months ended
	Mar. 31, 2002	Mar. 31, 2003
Total revenue	$12,067	$29,164
Add: Obligations payable to third parties upon sale of third-party merchandise	7,031	20,527
Add: Sales returns and discounts	2,891	2,579

Gross merchandise sales (non-GAAP)	$21,989	$52,270

        In conjunction with its first quarter earnings release, Overstock.com will broadcast its conference call live over the Internet on April 29, 2003 at 8:30 a.m. Eastern Time. Interested parties are invited to listen by logging on to http://www.shareholder.com/overstock, or calling (800) 289-0468 (in the U.S.) or +1 (913) 981-5517 (outside the U.S.).

About Overstock.com

        Overstock.com Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com. Overstock.com is a registered trademark of Overstock.com, Inc.

# # #

        This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the company's alignment of expenses with revenue, the adequacy of steps taken to reduce expenses, the company's focus on honing its marketing principles and technology to create more personalized offerings on the company's web-site and email campaigns, the impact of the economy and global environment of the company's sales, and the company achieving an improved bottom-line next quarter. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, our limited operating history, our ability to manage growth, a general downturn in economic conditions, and such other risks as identified in our Prospectus dated May 29, 2002, filed with the Securities and Exchange Commission and all subsequent filings with the Securities and Exchange Commission, including our Form 10- K for the year ended December 31, 2002, and our Prospectus dated February 12, 2003, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended
	Mar. 31, 2002	Jun. 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003
Direct revenue	$10,029	$11,853	$20,759	$35,302	$24,962
Commission revenue	1,659	2,230	2,857	5,633	3,966
Warehouse revenue	379	297	192	594	236

Total revenue	12,067	14,380	23,808	41,529	29,164
Cost of goods sold	9,990	11,831	19,238	32,382	24,539

Gross profit	2,077	2,549	4,570	9,147	4,625

Operating expenses:
Sales and marketing expenses	1,219	1,313	2,083	4,054	3,848
General and administrative expenses	2,802	2,195	2,372	3,456	4,545
Amortization of goodwill	—	—	—	—	—
Amortization of stock-based compensation	846	806	674	577	328

Total operating expenses	4,867	4,314	5,129	8,087	8,721

Operating income (loss)	(2,790)	(1,765)	(559)	1,060	(4,096)
Interest income	22	49	229	103	152
Interest expense	(240)	(208)	(7)	(10)	(7)
Other income (expense), net	1	(442)	63	(66)	10

Net income (loss)	(3,007)	(2,366)	(274)	1,087	(3,941)
Deemed dividend related to redeemable common stock	(111)	(106)	(97)	(92)	(77)
Deemed dividend related to beneficial conversion feature of preferred stock	(6,607)	—	—	—	—

Net income (loss) attributable to common shares	$(9,725)	$(2,472)	$(371)	$995	$(4,018)

Net income (loss) per share
—basic	$(0.87)	$(0.20)	$(0.03)	$0.07	$(0.26)
—diluted	$(0.87)	$(0.20)	$(0.03)	$0.06	$(0.26)
Weighted average common shares outstanding
—basic	11,171	12,280	14,447	14,486	15,486
—diluted	11,171	12,280	14,447	15,696	15,486
Gross merchandise sales (non-GAAP)
Total revenue	$12,067	$14,380	$23,808	$41,529	$29,164
Add: Obligations payable to third parties upon sale of third-party merchandise	7,031	9,474	12,488	21,969	20,527
Add: Sales returns and discounts	2,891	2,651	2,476	3,719	2,579

Gross merchandise sales (non-GAAP)	$21,989	$26,505	$38,772	$67,217	$52,270

Overstock.com, Inc.
Consolidated Balance Sheet Data
(in thousands)

	December 31, 2002	March 31, 2003
Cash and marketable securities	$32,662	$42,453
Inventories, net	13,954	14,430
Working capital	35,679	56,653
Total liabilities	20,322	12,587
Total stockholders' equity	39,271	60,238

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OVERSTOCK.COM ANNOUNCES FIRST QUARTER 2003 RESULTS